SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (D)

of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported, January 12, 2010)

EXOUSIA ADVANCED MATERIALS, INC.
(Exact name of registrant as specified in its charter)

Texas	333-87696	90-0347581
(State of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

350 Fifth Avenue, Suite 5720
New York, New York, 10118-5720
(Address of principal executive offices)

(Telephone number, including area code of agent for service)  (212) 196-4333

Check the appropriate box below if the Form 8-K/A filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendment to Articles of Incorporation or Bylaws

On April 26, 2010, the shareholder of Exousia Advanced Materials, Inc. (the "Company") approved the following amendments to the Certificate of Formation of the Company: (i) the number of authorized shares of Common Stock was increased to 450,000,000 from 100,000,000 and (ii) the Company's Certificate of Formation was amended to provide for mandatory indemnification of officers and directors and for the exculpation of liability for the officers and directors as permitted by the Texas Business Organization Code.

Item 5.07 Submission of Matters to a Vote of Security Holders,

On April 26, 2010, a special meeting of the shareholders of the Company was held in Houston Texas.  At such special meeting 48,552,593 shares of Common Stock were present in person or by proxy and 10,000,000 shares of the Company Series A Preferred Stock were present by proxy.  The shareholders of the Company approved a proposal to increase the number of shares of Common Stock to 450,000,000 by a vote of 48,522,593 shares voting for such proposal, 861,656 shares voting against such proposal and 14,959,203 shares abstaining or not voting.  All 10,000,000 shares of the Company's Series A Preferred Stock voted in favor of such proposal.  The shareholders of the Company also approved a proposal to provide for mandatory indemnification of the officers and directors of the Company by a vote of 46,915,414 shares voting for such proposal, 1,156,335 voting against such proposal and 16,369,703 shares of Common Stock abstaining or not voting.  All 10,000,000 shares of the Company's Series A preferred stock voted for such proposal.

Item 8.01 Other Events

A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

3.1	Third Amendment to Certificate of Formation of Exousia Advanced Materials, Inc. and Certificate of Correction to Third Amendment
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXOUSIA ADVANCED MATERIALS, INC.
/s/ J. Wayne Rodrigue
Date: April 28, 2010	By: J. Wayne Rodrigue
President